                                                                   EXHIBIT 10.11


                              QC ACQUISITION CORP.
                                c/o Sprout Group
                              3000 Sand Hill Road
                             Building 4, Suite 270
                              Menlo Park, CA 94025

                                  May 23, 1995


Mr. Alan Anderson
2185 Ridge Point Court
Walnut Creek, CA 94596


Dear Alan:

     QC Acquisition Corp. ("QCAC") is pleased to extend this offer of employment to you to serve as President and Chief Executive Officer of Quintus Corporation (the "Company"). This offer and your employment with the Company, should you decide to accept our offer, would commence upon QCAC's purchase of all of the Company's outstanding capital stock (the "Purchase"). The other terms and conditions of your employment would be as follows:

     1. Position. You will serve in a full-time capacity as President and Chief Executive Officer of the Company. In addition, you will be elected a Director of the Company immediately following the Purchase. As we also discussed, as President and a director of the Company, you will have input on the appointment of other directors of the Company.

     2. Compensation. You will be paid a salary of $15,833.33 per month, payable in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment at the discretion of the Company's Board of Directors in each subsequent calendar year as part of the Board's annual review of employee compensation.

     3. Bonus. You will be eligible for an annual bonus of up to 50 percent (50%) of your salary. Bonus payments, if any, will be determined pursuant to an annual management incentive plan presented by the Company's management for each prospective fiscal year and approved by and at the discretion of the Company's Board of Directors.

Mr. Alan Anderson                                                   May 23, 1995
                                                                          Page 2

          4. Stock Options. Following the Purchase, you will be granted an option to purchase 1,142,858 shares of Common Stock of QCAC,(1)/(QCAC anticipates that it will merge into the Company following the Purchase, with your options becoming options to purchase a comparable number of shares of Company Common Stock and representing a comparable percentage of Company's capitalization.) Your option is expected to be treated as an "incentive stock option," subject to its satisfying all the applicable requirements for an incentive stock option under the applicable tax laws, and will have a per share exercise price equal to $0.05 per share. Your option will have a term of ten years, subject to earlier termination upon termination of your service relationship with the Company or a sale or merger of QCAC.(2) Subject to the terms described herein, your option will be governed by a Stock Option Plan adopted by the Board of Directors of QCAC in its sole discretion and evidenced by agreements adopted under such plan.(3)

          This option will be subject to vesting, with fifty percent (50%) of the underlying shares vesting pursuant to a time-based formula and the other fifty percent (50%) vesting based on Company performance. Your time-based options will vest as follows: After twelve months of employment, twenty-five percent (25%) will vest; and the remainder will vest in equal monthly installments over the 36 months following the one year anniversary of your employment. Your performance-based options will vest over a

________________________

(1) As of the Purchase, QCAC will have issued 9,000,000 shares of Series A Preferred Stock at $1.00 per share, which Preferred Stock is convertible on a one-for-one basis into Common Stock, and options (including yours) covering 2,928,582 shares of Common Stock. Your percentage interest, of course, is subject to dilution if QCAC raises additional equity financing or grants additional stock options.

(2) In the event the entity surviving such sale or merger does not assume your option, the vesting of your option will accelerate such that all of the underlying shares will be vested immediately prior to such sale or merger. Even if the entity surviving such sale or merger is willing to assume your option, the vesting of the shares underlying the performance-based portion of your option will accelerate if such sale or merger involves a value of the Company in excess of the thresholds set forth in Exhibit A hereto.

(3) Among other terms, the Stock Option Plan will require that optionees not sell, make any short sale of, loan, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value any of the QCAC shares issued upon exercise of an option under the Stock Option Plan for up to one hundred eighty days following QCAC's initial public offering or another underwritten public offering of QCAC equity securities, pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, within two years of QCAC's initial public offering.

Mr. Alan Anderson                                                   May 23, 1995
                                                                          Page 3

significantly longer vesting schedule(4), but the vesting of such performance-based options will accelerate upon the achievement of specified performance milestones as set forth in Exhibit A hereto.

     5. Severance. In the event that the Company terminates your employment "without cause" (as defined below), you will be entitled to receive your regular monthly compensation until the earlier of (a) six months following the effective date of such termination if such termination occurs within twelve months after the Purchase or nine months following the effective date of such termination if such termination occurs on or after the twelve month anniversary of the Purchase and (b) your commencing full-time employment with another employer. For purposes of this letter, termination "without cause" shall mean termination for reasons other than: (i) financial dishonesty, including without limitation, misappropriation of funds or property of the Company, (ii) a repeated refusal to comply with reasonable directives of the Board of Directors of the Company, or the gross negligence or willful misconduct in the performance of duties assigned to you by such Board, or (iii) the conviction of any crime involving moral turpitude, fraud, or any felony.

     6. Fringe Benefits. The Company will provide you with those employee benefits that the Company after the Purchase maintains generally for its employees and for which you individually qualify.

     7. Expense Reimbursement. During the period of your employment, you will be reimbursed for reasonable and necessary expenses incurred on behalf of the Company in accordance with the Company's expense reimbursement policy.

     8. Vacation. You will accrue vacation pursuant to the Company's general vacation policies which are in effect after the Purchase.

     9. Proprietary Information and Inventions Agreement. As with all Company employees involved in the development of or with access to Company trade secrets, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is enclosed as Exhibit B hereto.



-------------------

(4) The exact time periods for the time-based vesting of your performance-based options is pending input from the independent accounting firm selected to audit the Company's financial statements, but could involve the vesting of such shares in a single lump sum on the day before the tenth anniversary of your employment with the Company.

                                                                    May 23, 1995
                                                                          Page 4

Mr. Alan Anderson




     10. Period of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time for any reason with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

     11. Outside Activities. During the period that you render services to the Company, you will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and you will not assist any other person or other organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

     12. Entire Agreement. Other than the Company's standard Proprietary Information and Inventions Agreement referred to in paragraph 9 and the Company's standard stock option grant documents referred to in paragraph 4, this letter contains all of the terms of your employment with the Company and supersedes any other understandings, oral or written, between you and the Company.

Mr. Alan Anderson                                            May 23, 1995
                                                                   Page 5



          13.  Modifications.   Any additions or modifications of these terms
would have to be in writing and signed by yourself and a person authorized by the Board of Directors of the Company.


          We hope that you find the foregoing terms acceptable, and we look forward to your response to this letter by May 24, 1995. You may indicate your acceptance by signing and dating the enclosed duplicate original of this letter and returning it to me by the May 24, 1995 expiration date. We believe that you will be a key contributor to the Company's future success and profitability, and we look forward to the start of your new career with the Company.

                                        Very truly yours,

                                        QC ACQUISITION CORP.

                                        By: /s/  PAUL H. BARTLETT
                                            ---------------------
                                            Paul H. Bartlett
                                            Chairman of the Board

AGREED TO AND ACCEPTED BY:

ALAN ANDERSON

/s/  ALAN ANDERSON
------------------
Date: 5/24/95
     -------------

                                   EXHIBIT A

                              PERFORMANCE VESTING

     To the extent one or more of the following financial performance milestones are attained while the Optionee continues in Service to QCAC (as definitively defined in the Option Plan, "Service"), then the applicable percentage of the shares underlying the performance-based option (the "Performance Option Shares") indicated for each such attained milestone shall immediately vest and QCAC's repurchase right with respect to those Option Shares shall terminate.

     The performance milestones are based on the Operating Income of Quintus Corporation ("Quintus"), QCAC's wholly-owned subsidiary, determined in accordance with generally accepted accounting principles but excluding (a) amortization of goodwill or purchase-price related intangibles arising from QCAC's May 25, 1995 acquisition of all of the outstanding capital stock of Quintus, (b) closing costs directly related to such acquisition, and (c) the expenses incurred pursuant to the termination of certain Quintus employees as contemplated by Section 4.5 of the Stock Purchase Agreement effecting such acquisition. Such adjusted Quintus Operating Income shall be reasonably determined by the Board of Directors of QCAC and shall include, without limitation, the expense of any bonus payments to Quintus employees. Any such accelerated vesting of the Performance Option Shares and lapse of QCAC's repurchase right with respect to those Performance Option Shares shall be calculated proportionately (calculated on a straight-line basis, with any fractional share rounded to the nearest whole number of Option Shares) if Quintus Operating Income for a specified period falls between the Threshold Operating Income and the Maximum Vesting Operating Income. No accelerated vesting of the Option Shares will occur if Quintus Operating Income is at or below the Threshold Operating Income level; and even if Quintus Operating Income should exceed the Maximum Vesting Operating Income level specified for a particular time period below, the maximum acceleration for that time period shall be limited to 35% of the Performance Option Shares in the case of full-year periods or 17.5% of the Performance Option Shares in the case of partial-year periods.


                                                                % of Option                       % of Option
                                                              Shares Vesting at     Maximum      Shares Vesting
               Threshold      % of Option         Target           Target           Vesting        at Maximum
               Operating     Shares Vesting     Operating        Operating         Operating        Vesting
Time Period     Income        at Threshold        Income           Income            Income     Operating Income
----------------------------------------------------------------------------------------------------------------
05/25/95 to    ($2,028,000)        0%          ($1,352,000)        12.5%          ($1,081,600)        17.5%
 12/31/95

01/01/96 to     $1,428,000         0%           $2,856,000         25.0%           $3,427,200         35.0%
 12/31/96

01/01/97 to     $2,960,000         0%           $5,920,000         25.0%           $7,104,000         35.0%
 12/31/97

01/01/98 to     $4,140,000         0%           $8,280,000         25.0%           $9,936,000         35.0%
 12/31/98

01/01/99 to     $2,900,000         0%           $5,800,000         12.5%           $6,960,000         17.5%
 06/30/99



                                  1 of 2 Pages

                              EXHIBIT A continued

                            ACCELERATION OF VESTING

        Should a Corporate Transaction (as defined below) be effected during the time periods set forth below for an acquisition price (the "Per Share Acquisition Price") payable per share of QCAC Common Stock (determined on a fully-diluted basis as if all QCAC's outstanding securities exercisable or convertible into Common Stock were in fact exercised or converted immediately prior to such Corporate Transaction) in an amount not less than the minimum price per share indicated below for the respective time periods indicated below in which such Corporate Transaction occurs, then QCAC's repurchase right regarding Performance Option Shares will, immediately prior to the effective date of that Corporate Transaction, terminate in its entirety and all of an Optionee's Performance Option Shares shall immediately vest.

                Time Period                      Minimum
                    of                      Acquisition Price
                Acquisition                     Per Share
                -----------                 -----------------
            05/25/95 to 12/31/96                 $4.20
            01/01/97 to 12/31/97                 $5.25
            01/01/98 to 12/31/98                 $6.30
            01/01/99 to 12/31/99                 $7.35
            01/01/00 to 12/31/00                 $8.40
            01/01/01 or later                    $9.45

        Should a Corporate Transaction be effected during a time period set forth above for a Per Share Acquisition Price less than the applicable minimum price listed above for such time period, there will be no acceleration of vesting, and the vesting and repurchase rights related to such options will remain in effect.

        Upon the consummation of a Corporate Transaction, each such option will terminate, unless the acquirer expressly agrees to assume such option or substitute therefor a substitute option of the acquirer.

        "Corporate Transaction" shall mean either of the following shareholder-approved transactions: (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of QCAC's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (2) the sale, transfer or other disposition of all or substantially all of QCAC's assets in complete liquidation or dissolution of QCAC. (Note that the merger of QCAC into Quintus is not a "Corporate Transaction" and that following such merger, options will be governed as if initially granted by Quintus.)


                                  2 of 2 Pages

                                   EXHIBIT B

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                                    EMPLOYEE
                            PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT
                            ------------------------

          The following confirms an agreement between me and Quintus Corporation, a Delaware corporation (the "Company"), which is a material part of the consideration for my employment by the Company:

          1. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

               a. I understand that the Company possesses and will possess Proprietary Information which is important to the business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about circuits, layouts, algorithms, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, salaries and terms of compensation of other employees, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

                    All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company.

                    Disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

               b. I understand that the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

                    All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

               c. I will promptly disclose in writing to my immediate supervisor, with a copy to the Chairman of the Board of Directors of the Company, or to any persons designated by the Company, all "Inventions", (which term includes improvements, inventions, works of authorship, trade secrets, technology, circuits, layouts, algorithms, computer programs, formulas, compositions, ideas, designs, processes, techniques, know-how and data, whether or not patentable) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the President of the Company Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company; such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below.

                    I will not disclose Inventions covered by Section 1.d to any person outside the Company unless I am requested to do so by management personnel of the Company.

               d. I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached hereto as Attachment B, and I hereby assign such Inventions and all Rights therein to the

                                       2.

Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code section 2870. The Company shall be the sole owner of all Rights in connection therewith.

               e. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

               f. I have attached hereto as Attachment A a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement.

               g. During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

               h. I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business of proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while I am employed by the Company.

               i. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

          2. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.

                                       3.

          3. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company which are not set forth in this Agreement.

          4. I agree that my obligations under paragraphs 1(a) through 1(e) and paragraph 1(g) of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

          5. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

          6. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

          7. This Agreement can only be modified by a subsequent written agreement executed by the Chairman of the Board of Directors of the Company.


                                       4.

          I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated: 5/24/1999                        /s/ ALAN K. ANDERSON
                                        ----------------------------------------
                                        Employee Signature

                                        Alan K. Anderson
                                        ----------------------------------------
                                        Employee Name


ACCEPTED AND AGREED TO:

QUINTUS CORPORATION

By: /s/ PAUL H. BARTLETT
-------------------------------------



                                       5.

                                  ATTACHMENT A
                                  ------------

Quintus Corporation
301 East Evelyn Avenue
Mountain View, CA 94041-1530

Ladies and Gentlemen:

     1. The following is a list of Inventions relevant to the subject matter of my employment by Quintus Corporation (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company's Proprietary Information and Inventions Agreement.

   X    No Inventions
-------
        See below:
-------





        Additional sheets attached
-------


     2. I propose to bring to my employment the following materials and documents of a former employer:

   X    No materials or documents
-------
        See below:
-------




                                   /s/ Alan K. Anderson
                                   ---------------------------------------------
                                   Employee Signature

                                   Alan K. Anderson
                                   ---------------------------------------------
                                   Employee Name

                                  ATTACHMENT B


        Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

        (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                (2) Result from any work performed by the employee for his employer.

        (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.